UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Old Milton Pkwy., Box 1353

Alpharetta, GA 30009

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 997-8732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit Disposal Activities.

On October 16, 2023, Streamline Health Solutions, Inc. (the “Company”) announced a strategic restructuring designed to reduce expenses and preserve cash while maintaining the Company’s ability to expand its high-margin SaaS business. The strategic restructuring initiatives include a reduction in force that is expected to result in the termination of approximately 26 employees, representing approximately 24% of the Company’s workforce. The Company expects this workforce reduction to result in annual cost savings of approximately $5.8 million.

The Company estimates the one-time restructuring costs associated with the workforce reduction to be approximately $0.8 to $1.2 million, which consists primarily of severance payments and related benefits to affected employees. The Company communicated the workforce reduction on October 13, 2023, and the Company expects the expense associated with the strategic restructuring to be substantially recognized by the end of fiscal 2023. The estimates of the costs and expenses the Company expects to incur in connection with the strategic restructuring, including the workforce reduction, are subject to a number of assumptions and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the strategic restructuring or workforce reduction.

A copy of the Company’s press release, dated October 16, 2023, announcing the strategic restructuring and workforce reduction is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Chairman and Chief Executive Officer Transition

In connection with the strategic restructuring, the Company appointed Benjamin L. Stilwill as Chief Executive Officer of the Company, effective October 13, 2023. Mr. Stilwill is succeeding Wyche T. “Tee” Green, III as Chief Executive Officer, with Mr. Green transitioning to the role of Executive Chairman. Mr. Stilwill, age 34, joined the Company in 2013 and has served as President of the Company since October 2022.

Following his transition to the role of Executive Chairman, Mr. Green has agreed to forego a salary and will continue to serve as a director and as Chairman of the board of directors of the Company.

Appointment of Interim Chief Financial Officer

On October 13, 2023, the Company appointed Bryant “B.J.” Reeves as Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company, effective October 13, 2023. Mr. Reeves will serve in such capacity until the Company appoints a full-time replacement to fill such roles.

Mr. Reeves, age 47, has served as the Company’s Chief of Staff since December 2022. Mr. Reeves previously served in corporate accounting and financial reporting management roles with the Company, including as the Director of Financial Planning and Analysis from October 2021 to December 2022 and as Director of Revenue from July 2020 to October 2021. Prior to joining the Company, Mr. Reeves held various senior finance and accounting roles with Agilysys, Inc., a publicly traded hospitality software solution developer, from June 2013 to July 2020.

There are no family relationships between Mr. Reeves and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Reeves is not a party to, and does not have any director or indirect material interest in, any current or proposed transaction requiring disclosure under Item 404(a) of Regulation S-K.

In connection with the strategic restructuring, Thomas J. Gibson will no longer serve as Chief Financial Officer of the Company, effective October 13, 2023. Mr. Gibson will remain with the Company through October 31, 2023 to support the transition, at which time he will be entitled to severance benefits as set forth in his existing employment agreement. In connection with his departure, Mr. Gibson and the Company entered into a General Release, dated October 13, 2023 (the “Release”), pursuant to which the Company agreed to accelerate the vesting of 110,000 outstanding and unvested shares of restricted common stock of the Company previously granted to Mr. Gibson, subject to Mr. Gibson’s non-revocation of the Release and continued compliance with the other terms and conditions set forth in his employment agreement.

The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the copy of the Release filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	General Release, dated October 13, 2023, by and between the Company and Thomas J. Gibson.
99.1	Press release, dated October 16, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAMLINE HEALTH SOLUTIONS, INC.

Date: October 16, 2023	By:	/s/ Wyche T. “Tee” Green, III
Wyche T. “Tee” Green, III
Executive Chairman